EXHIBIT 99.1

For further Information:

At the Company:	At PondelWilkinson:	Corporate Headquarters Address:
Ron Santarosa	Angie Yang	3027 Townsgate Road, Suite 300
805-322-9333	310-279-5980	Westlake Village, CA 91361

For Immediate Release

FIRST CALIFORNIA ASSUMES DEPOSITS OF 1ST CENTENNIAL BANK

WESTLAKE VILLAGE, Calif., January 23, 2009 – First California Financial Group, Inc. (Nasdaq: FCAL), parent company of First California Bank, today announced that First California Bank assumed the insured deposits of 1st Centennial Bank, the wholly-owned subsidiary of 1st Centennial Bancorp (OTCBB: FCEN), effective at the close of business today, from the Federal Deposit Insurance Corporation (“FDIC”) acting in its capacity as receiver of 1st Centennial Bank.

To protect depositors of 1st Centennial Bank, the FDIC entered into a purchase and assumption agreement under which First California Bank assumed all insured deposits of 1 st Centennial Bank. Branches previously operated by 1st Centennial will reopen Monday morning, January 26, as part of the First California Bank franchise. 1st Centennial’s depositors will automatically become depositors of First California Bank.

“The current economic environment has created significant challenges for many banks throughout the nation,” said C. G. Kum, president and chief executive officer of First California Financial Group. “Although we are disheartened to see a bank in our community struggle, we are pleased that First California is positioned to help protect the depositors and financial health of the communities served by the former 1st Centennial Bank branch locations. As one of the strongest capitalized and financially sound community banks in Southern California, celebrating 30 years of providing the best in community banking, we welcome 1st Centennial’s depositors to our organization and look forward to providing our expanded base of customers with the strength, stability and excellent service to which they have been accustomed.”

1st Centennial Bank was chartered in 1990 in Redlands, Calif. as Redlands Centennial Bank. It later acquired the former Palomar Community Bank, and subsequently changed its name to 1 st Centennial Bank. 1st Centennial established six branch locations and two loan production offices in of Southern California. The addition of 1st Centennial’s branches expands First California’s operations to include 18 full-service banking centers in Los Angeles, Orange, Riverside, San Bernardino, San Diego and Ventura counties.

About First California Financial Group, Inc.

First California Financial Group, Inc. (Nasdaq:FCAL) is an emerging force in Southern California banking. With assets exceeding $1 billion, the company operates throughout Southern California, primarily under the First California Bank brand. The bank’s focus is the commercial market, particularly small- and middle-sized businesses, professional firms and commercial real estate, development and construction companies. With a commitment to provide the best client service available in its markets, the bank offers a full line of quality commercial banking products now through eighteen full-service branch offices. The holding company’s website can be accessed at www.fcalgroup.com. For additional information on First California Bank’s products and services, visit www.fcbank.com.

Forward-looking Information

This press release contains certain forward-looking information about First California that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements, and include, but are not limited to, statements related to the assumption of insured deposits of 1st Centennial, along with maintenance of First California’s asset quality, liquidity, capital position and lending capacity. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of First California. First California cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. Risks and uncertainties include, but are not limited to, revenues are lower than expected, credit quality deterioration which could cause an increase in the provision for credit losses, changes in consumer spending, borrowing and savings habits, technological changes, the cost of additional capital is more than expected, a change in the interest rate environment reduces interest margins, asset/liability repricing risks and liquidity risks, general economic conditions, particularly those affecting real estate values, either nationally or in the market areas in which First California does or anticipates doing business, including the likelihood of a U.S. recession, which may be prolonged, a slowdown in construction activity, inflation, interest rate, securities market and monetary fluctuations, recent volatility in the credit or equity markets and its effect on the general economy, loan delinquency rates, the ability of First California and First California Bank to retain customers, demographic changes, demand for the products or services of First California and First California Bank, as well as their ability to attract and retain qualified people, competition with other banks and financial institutions, and other factors. If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, First California’s results could differ materially from those expressed in, or implied or projected by such forward-looking statements. First California assumes no obligation to update such forward-looking statements. For a more complete discussion of risks and uncertainties, investors and security holders are urged to read the section titled “Risk Factors” in First California’s Annual Report on Form 10-K and any other reports filed by it with the Securities and Exchange Commission (“SEC”). The documents filed by First California with the SEC may be obtained at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from First California by directing a request to: First California Financial Group, Inc., 3027 Townsgate Road, Suite 300, Westlake Village, CA 91361. Attention: Investor Relations. Telephone (805) 322-9655.

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